UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant                                                                           ☒

Filed by a Party other than the Registrant                                          ☐

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                    FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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                                              March 18, 2010

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 28, 2010, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, some of you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access on an internet website this Proxy Statement, the Company's 2009 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card.  Please review the instructions for each of your voting options described in the Notice you may have received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-0415 or Lee Ann Perry, Manager of Shareholder Services, at (217) 258-0493.  We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

FIRST MID-ILLINOIS BANCSHARES, INC.

William S. Rowland
Chairman and Chief Executive Officer

1515 Charleston Avenue  •  P.O. Box 499  •   Mattoon, IL 61938  •  Phone: (217) 258-0493

Proxy Statement
Annual Meeting of Stockholders
To Be Held April 28, 2010

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 28, 2010 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you may have received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Urbana, Decatur, Highland, Pocahontas, Champaign, Maryville, Mansfield, Mahomet, and Weldon, Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services");  and The Checkley Agency, Inc., an insurance agency ("Checkley").

Only holders of record of the Company's Common Stock at the close of business on March 2, 2010 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 6,102,360 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 9, 2010, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. For certain individuals listed below, the number of shares of Common Stock beneficially owned includes the shares of Common Stock into which such individuals may convert their shares of the Company’s Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock is non-voting stock except with respect to certain fundamental changes in the terms of the Preferred Stock and with respect to certain matters following the Company’s failure to pay dividends on the Preferred Stock during four dividend payment periods. Please refer to the footnotes of the following table, and the “Certain Relationships and Related Transactions” section of the Proxy for details.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding
Principal Stockholders

David R. Hodgman c/o Schiff Hardin LLP 233 S. Wacker Dr., Suite 6600 Chicago, Illinois 60606	506,528 (3)	8.1% (19)

Richard Anthony Lumpkin 121 South 17th Street Mattoon, Illinois 61938	629,463 (4)	10.2% (19)

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding
Director Nominees, Directors and Named Executive Officers:

Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	534,813 (5)	8.7% (19)

Kenneth R. Diepholz	49,474 (6)	* % (19)

Joseph R. Dively	21,165 (7)	* % (19)

Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	579,031 (8)	9.3% (19)

Benjamin I. Lumpkin 121 South 17th Street Mattoon, IL 61938	315,462 (9)	5.1% (19)

Gary W. Melvin RR 1, Box 226 Sullivan, IL 61951	359,416 (10)	5.8% (19)

Sara Jane Preston	34,096 (11)	* % (19)

William S. Rowland	144,862 (12)	2.3% (19)

Ray Anthony Sparks 30 South Country Club Road Mattoon, IL 61938	382,142 (13)	6.2% (19)

Michael L. Taylor	23,921 (14)	* % (19)

John W. Hedges	46,439 (15)	* % (19)

Charles A. LeFebvre	4,507 (16)	* % (19)

Eric S. McRae	14,679 (17)	* % (19)

All director nominees, directors and executive officers as a group (13 persons)	2,510,007 (18)	37.5% (20)

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above amount includes 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Hodgman has shared voting and investment power. The above amount also includes 56,750 shares obtainable through the conversion of 250 shares of Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 65,830 shares obtainable through the conversion of 290 shares of Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 506,528 shares held by these trusts.

(4)
The above amount includes 45,013 shares held by Mr. Richard Lumpkin individually.  The above amount also includes 100,483 shares held by SKL Investment Group, of which Mr. Richard Lumpkin is a voting member and of which Mr. Richard Lumpkin has shared voting and investment power; 112,467 shares held by The Lumpkin Family Foundation, of which Mr. Richard Lumpkin serves as a treasurer and has shared voting and investment power, and of which beneficial ownership is disclaimed; 306,806 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin, under which Mr. Richard Lumpkin has sole voting and investment power; and 1,134 shares held for the account of Mr. Richard Lumpkin under the Company’s Deferred Compensation Plan. The above amount also includes 22,700 shares obtainable through the conversion of 100 shares of Preferred Stock held by The Lumpkin Foundation; 18,160 shares obtainable through the conversion of 80 shares of Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon, of which Mr. Richard Lumpkin has sole voting and investment power;  and 22,700 shares obtainable through the conversion of 100 shares of Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin.

(5)
The above amount includes 134,114 shares held by Mr. Adams individually.  The above amount also includes 281,146 shares of Common Stock held by a corporation which Mr. Adams is deemed to control; 19,000 shares held by the Howell-Adams Foundation over which Mr. Adams has shared voting and investment power; 51,778 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above amount also includes 45,400 shares obtainable through the conversion of 200 shares of Preferred Stock held by Mr. Adams individually.

(6)
The above amount includes 19,882 shares held by Mr. Diepholz individually.  The above amount also includes 22,842 shares held for the account of Mr. Diepholz under an Individual Retirement Account; and options to purchase 6,750 shares of Common Stock.

(7)
The above amount includes 3,533 shares held by Mr. Dively individually; 5,177 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of common stock. The above amount also includes 9,080 shares obtainable through the conversion of 40 shares of Preferred Stock held by Mr. Dively individually.

(8)
The above amount includes 31,679 shares held by Mr. Grissom individually; and 9,213 shares held jointly with his spouse.  The above amount also includes 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Grissom has shared voting and investment power. The above also includes 18,160 shares obtainable through the conversion of 80 shares of Preferred Stock held by Mr. Grissom jointly with his spouse; 56,750 shares obtainable through the conversion of 250 shares of Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990; and 65,830 shares obtainable through the conversion of 290 shares of Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 506,528 shares held by these trusts.  The above amount also includes 2,201 shares held for the account of Mr. Grissom under the Company’s Deferred Compensation Plan; and options to purchase 11,250 shares of Common Stock.

(9)
The above amount includes 281,412 shares held by Mr. Benjamin Lumpkin individually.  The above amount also includes 34,050 shares obtainable through the conversion of 150 shares of Preferred Stock held by Mr. Benjamin Lumpkin individually.  Mr. Benjamin Lumpkin is also the beneficiary of the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990 which holds 191,974 shares and 250 shares of Preferred Stock convertible to 56,750 shares. Mr. Benjamin Lumpkin does not have beneficial ownership of the shares held by this trust.

(10)
The above amount includes 271,751 shares held by Mr. Melvin individually.  The above amount also includes 38,890 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan and options to purchase 3,375 shares of Common Stock. The above amount also includes 45,400 shares obtainable through the conversion of 200 shares of Preferred Stock held jointly by Mr. Melvin and his spouse.

(11)
The above amount includes 8,324 shares held by Ms. Preston individually.  The above amount also includes 7,692 shares held for the account of Ms. Preston under the Company’s Deferred Compensation Plan and options to purchase 9,000 shares of Common Stock. The above amount also includes 9,080 shares obtainable through the conversion of 40 shares of Preferred Stock held by Ms. Preston individually.

(12)
The above amount includes 15,558 shares held by Mr. Rowland individually.  The above amount also includes 24,844 shares for the account of Mr. Rowland under an Individual Retirement Account; 8,826 shares held for the account of Mr. Rowland under the Company’s 401(k) Plan; 6,534 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 77,750 shares of Common Stock. The above amount also includes 11,350 shares obtainable through the conversion of 50 shares of Preferred Stock held jointly by Mr. Rowland and his spouse.

(13)
The above amount includes 145,232 held by Mr. Sparks individually. The above amount also includes 86,523 shares held by Sparks Investment Group, LP, and 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; 19,620 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above amount also includes 83,990 shares obtainable through the conversion of 370 shares of Preferred Stock held by Mr. Sparks individually, and 22,700 shares obtainable through the conversion of 100 shares of Preferred Stock held Sparks Investment Group, LP.

(14)
The above amount includes 63 shares held by Mr. Taylor individually. The above amount also includes 1,840 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 21,110 shares of Common Stock. The above amount also includes 908 shares obtainable through the conversion of 4 shares of Preferred Stock held by Mr. Taylor individually.

(15)
The above amount includes 2,410 shares held by Mr. Hedges individually and 337 shares held jointly with his spouse.  The above amount also includes 1,425 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 5,809 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; and options to purchase 34,188 shares of Common Stock. The above amount also includes 1,135 shares obtainable through the conversion of 5 shares of Preferred Stock held by Mr. Hedges individually, and 1,135 shares obtainable through the conversion of 5 shares of Preferred Stock held jointly by Mr. Hedges and his spouse.

(16)
The above amount includes 1,247 shares held for the account of Mr. LeFebvre under the Company’s Deferred Compensation Plan; and options to purchase 2,125 shares of Common Stock. The above amount also includes 1,135 shares obtainable through the conversion of 5 shares of Preferred Stock held by Mr. LeFebvre individually.

(17)
The above amount includes 141 shares held by Mr. McRae individually. The above amount also includes 1,666 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; 404 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan; 94 shares held for the account of Mr. McRae under an Individual Retirement Account and options to purchase 8,969 shares of Common Stock. The above amount also includes 3,405 shares obtainable through the conversion of 15 shares of Preferred Stock held by Mr. McRae individually.

(18)	Includes an aggregate of 184,641 shares obtainable upon the exercise of options, and an aggregate 409,508 shares obtainable through the conversion of Preferred Stock.

(19)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days, and the conversion of Preferred Stock held by such individual.

(20)
Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by individuals included in the above table, and the conversion of the Preferred Stock held by such individuals.

* Less than 1%.

As of February 1, 2010, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 190,694 shares or 3.1% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 166,382 shares or 2.7% of the outstanding Common Stock and shared voting and investment power with respect to 24,313 shares or .4% of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class III directors, for a term expiring in 2013, Charles A. Adams, Ray Anthony Sparks and Benjamin I. Lumpkin. Messrs. Adams, Sparks and Lumpkin have served as directors of the Company since 1984, 1994 and 2009, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class III directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 18, 2010	Principal Occupation	Year First Became Director	Year Term Expires

DIRECTOR NOMINEES
Charles A. Adams	68	President, Howell Paving, Inc., a road construction company (since 1983); Director of the Bank (since 1989) and of the Company; Director of Data Services (since 1987); Director of Checkley (since 2002).	1984	2013
Ray Anthony Sparks	53	Private investor (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Bank (since 1997) and of the Company; Director of Data Services (since 1996); Director of Checkley (since 2002); Executive Director, Mattoon Area Family YMCA (since 2009).	1994	2013
Benjamin I. Lumpkin	37	Owner of Big Toe Press, LLC, a video content production company (since 2004); Member of SKL Investment Group, LLC Finance Committee, a private investment company (since 2000); Director of the Bank (since 2009) and of the Company; Director of Data Services (since 2009); Director of Checkley (since 2009).	2009	2013
The Board of Directors recommends a vote "FOR" the election of Directors Adams, Sparks and Lumpkin for a term of three years.

DIRECTORS CONTINUING IN OFFICE
Kenneth R. Diepholz	71	Vice President, Ken Diepholz Chevrolet, Inc., an automobile dealership (since 2000); Vice President, Diepholz Auto Group, an automobile dealer group (since 2003); Owner, Diepholz Rentals, a renter of apartments and commercial real estate property; Director of the Bank (since 1984) and of the Company; Director of Data Services (since 2009); Director of Checkley (since 2009).	1990	2011
Steven L. Grissom	57	Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997); Director of the Bank and the Company (since 2000); Director of Data Services (since 2009); Director of Checkley (since 2009); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Treasurer of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2006); Secretary of Illinois Consolidated Telephone Company, a local telecommunications provider (2003-2006).	2000	2011
Gary W. Melvin	61	President and Co-Owner, Rural King Farm & Home Supplies stores, a retail farm and home supply store chain; Director of the Bank (since 1984) and of the Company; Director of Data Services (since 1987); Director of Checkley (since 2009).	1990	2011
Joseph R. Dively	50	Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company, and President of Illinois Telephone Operations, a local telecommunications provider (2003-2009); Vice President of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2002); Director of the Bank and the Company (since 2004); Director of Data Services (since 2009); Director of Checkley (since 2009).	2004	2012
Sara Jane Preston	69	Director of the Bank (since 1999) and of the Company; Director of Data Services (since 2009); Director of Checkley (since 2002); retired President and CEO of Charleston National Bank and the southern Illinois lending operations of its successor organizations (Boatmen’s National Bank, NationsBank and BankAmerica).	2000	2012
William S. Rowland	63	Chairman, President, Chief Executive Officer and Director of the Company (since 1999); Executive Vice President (1997-1999), Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of Data Services (since 1989); Director (since 1999), Chairman (since 1999), and Executive Vice President (1989-1999) of the Bank; Director of Checkley (since 2002).	1991	2012

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors concluded that except for Mr. Rowland, the members of the Board of Directors satisfy the independence requirements of the New York Stock Exchange.  The Board of Directors has established an audit committee and a compensation committee.  The Board of Directors has concluded that all current members of the audit committee satisfy the independence requirements of the New York Stock Exchange, as required by the charter of the audit committee.  The Board of Directors has also concluded that all current members of the compensation committee satisfy the independence requirements of the New York Stock Exchange.  The Board has also created other company-wide committees composed of officers of the Company and its subsidiaries.

A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2009.  During 2009, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served.

BOARD DIRECTOR QUALIFICATIONS

The Board of Directors strives to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the needs of the Company’s governance. In particular, the Board of Directors is constituted by a group of individuals which have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to read and understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders.

Following is a description of each director’s specific experience and qualifications that led the Board to conclude that the person should serve as a director for the Company.

Charles A. Adams has served as a director of the Company since 1984. Mr. Adams has a bachelor’s degree in Economics from De Pauw University and is the President and majority owner of his own company, Howell Paving, Inc., a road construction company (since 1983) which consists of the main entity as well as multiple subsidiaries.

Kenneth R. Diepholz has served as a director of the Company since 1990. Mr. Diepholz has a bachelor’s degree in Business from Eastern Illinois University and is an executive officer and majority owner of several businesses primarily in the automobile and property rental industries.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also recently completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions over diverse business units which included financial statement responsibilities since 1991 and is currently the Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company. Mr. Dively has also served on the boards of directors and their committees of several other entities where his duties included working with investors, executive teams and other board members.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and has passed the Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”) exams. He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasurer responsibilities. Mr. Grissom is currently the Administrative Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities.

Benjamin I. Lumpkin has served as a director of the Company since 2009. Mr. Lumpkin has a bachelor’s degree in History from Yale University and a Master’s degree in Journalism from Northwestern University.  He is the owner of Big Toe Press, LLC, a video content production company (since 2004). Mr. Lumpkin is a member of SKL Investment Group, LLC (a private investment company) finance committee and a trustee of the Lumpkin Family Foundation (a 501(c)(3) organization) where his experience includes reviewing financial statements and other financial data.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Monmouth College and for the past thirty years has been the president and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he is actively involved with management in all aspects of the business.

Sara Jane Preston has served as a director of the Company since 2000. Ms. Preston has taken relevant coursework and seminars at Eastern Illinois University, Lake Land College and various banking schools. She is a retired President and CEO of a community bank in the Company’s community for over fifteen years and has a good understanding of the community and how banking impacts it. Ms. Preston also served on the Board of Directors of the local hospital for over fifteen years, as well as several other community boards. Ms. Preston has also served on several committees for the Illinois Bankers Association.

William S. Rowland has served as a director of the Company since 1991. Mr. Rowland has a bachelor’s degree in Accounting from St. Ambrose University. He currently serves as Chairman of the Board and Chief Executive Officer of the Company (since 1999). He was previously Treasurer and Chief Financial Officer of the Company (1989-1999). Prior to employment with the Company, Mr. Rowland was a CPA with the accounting firm KPMG, LLP. Mr. Rowland is and has been a member of several community boards, as well as the Illinois Bankers Association.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is the Executive Director of the Mattoon Area Family YMCA (since 2009) and a private investor (since 1997). He was the former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997). He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys.

BOARD LEADERSHIP

Mr. William S. Rowland serves as Chief Executive Officer and Chairman of the Board of the Company. The Company believes that this allows Mr. Rowland to have multiple perspectives about the Company and it operations while optimizing the ability of the Board members to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Rowland are independent, Mr. Rowland’s service as Chairman helps to enhance the Board’s leadership of the Company. The Board does not have a lead independent director.

BOARD ROLE IN RISK OVERSIGHT

The Board oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board’s Audit Committee monitors (1) the effectiveness of the Company’s internal controls, (2) the integrity of its Consolidated Financial Statements and (3) compliance with legal and regulatory requirements.  In addition, the Audit Committee coordinates with the internal audit function and the independent registered public accountant. The Board’s recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board members’ collective beneficial ownership of 36.6% of the outstanding shares of common stock of the Company.

At its monthly meetings, the Board receives the minutes from each management committee meeting as well as, various reports from key senior management, including the senior Risk Management officer. The Board reviews and discusses these reports with each of the senior managers. The Board reviews the status of all classified assets and trends in loan delinquency, and reviews the allowance for loan losses each quarter.  In addition, the Board approves all loans in excess of $2 million.

The Board also reviews the policies and practices of the Company on a regular basis. In addition, the Board reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain any standing nominating committee and does not have any policies regarding diversity when identifying director nominees.  The entire Board performs the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. The Board does not believe it needs a separate nominating committee because the Board has the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfy the independence requirements of the New York Stock Exchange. The Board acts in accordance with the Company’s Certificate of Incorporation when it performs its nominating function.

In the consideration of director nominees, the Board of Directors considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board.

Any stockholder who wishes to recommend a director candidate for consideration by the Board should submit such recommendation in writing to the Board at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days or more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2009 were Messrs. Adams, Diepholz, Dively, Grissom, Lumpkin, Melvin and Sparks, and Ms. Preston.  The audit committee met 4 times in 2009.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence requirements of the New York Stock Exchange and the Federal Deposit Insurance Act.  The Securities and Exchange Commission requires that boards of directors determine whether any audit committee member qualifies as an “audit committee financial expert.” The Board of Directors determined that Steven L. Grissom is an audit committee financial expert.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on October 27, 2009.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2009 were Messrs. Adams, Diepholz, Dively, Grissom, Lumpkin, Melvin and Sparks, and Ms. Preston. The compensation committee does not have a charter.  The compensation committee met 3 times in 2009.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance. Additionally, the Board of directors, or if the Board so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2009,  Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; Mr. Sparks also served as executive director (beginning November 2009) and Mr. Rowland served as a board member of the Mattoon Area Family YMCA; and Messrs. Dively (until June 2009) and Hedges served as directors and members of the compensation committee of Sarah Bush Lincoln Health Systems, a not-for-profit medical facility.  See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with any director by sending written correspondence addressed to such director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1515 Charleston Avenue, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the relevant director.

The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts.  All of the then current directors attended the Company’s 2009 Annual Meeting of Stockholders.

SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2009, except that due to an oversight Mr. Adams filed a late Form 4 with respect to the inheritance of shares by his spouse following a family death.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2009.

The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Steven L. Grissom
Charles A. Adams	Benjamin I. Lumpkin
Kenneth R. Diepholz	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2009 and 2008, the audit of the Company’s internal control over financial reporting as of December 31, 2009 and 2008, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2009 and 2008 were $192,094 and $192,115 respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2009 (namely, consent for the Company’s S-3 filing, acquisition related services and employee benefit plan audit) and 2008 (namely, employee benefit plan audit) were $30,740 and $13,645 respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2009 and 2008 (namely preparation of consolidated tax return and tax advice) were $22,765 and $21,760 respectively.

All Other Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal year ended December 31, 2009 (namely forensic data mining) were $13,876. For the fiscal year ended December 31, 2008, no fees were billed for products or services provided by BKD, LLP other than the foregoing.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2009.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2009 and 2008.  BKD, LLP has served as the Company's independent auditors since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2010.  The Company expects to appoint its independent auditors for 2010 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Kenneth R. Diepholz, Chairman	Benjamin I. Lumpkin
Charles A. Adams	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston
Steven L. Grissom	Ray Anthony Sparks

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Executive Compensation Objectives

The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with base salary and, in the case of annual cash incentives, is also conditioned on attainment of both individual and corporate performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   The compensation committee has used stock options as a way to unify the interests of the executives and stockholders.  Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time.  The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate and individual performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value. Due to financial performance of the Company in 2009, however, the compensation committee did not grant any options to executives of the Company during 2009.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned.  Individual performance is also a component of the cash incentive compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the top paid executives of other comparable banking institutions.  This data includes salary surveys prepared by the Illinois Bankers Association and the accounting firm of Crowe Chizek and Company LLC, as well as compensation information obtained from proxy statements, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company (the banks included in the 2009 analysis ranged in size from approximately $525 million to $4.3 billion in assets).  These institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company.  The compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator group of companies. The compensation committee also considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill, and the recommendation of the CEO.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning part of each year. Based on the guidelines and factors described above, the compensation committee concluded that adjustments to base salaries for certain named executive officers were necessary in order to keep compensation for named executive officers competitive. In addition to the factors noted above, the compensation committee considered the accomplishment level of individual goals set at the beginning of the year, the number of individuals the executive supervises and the strategic implications of the decisions the executive is required to make. The compensation committee established the 2009 base salary for the named executive officers, effective as of February 1, 2009, as follows:

Executive	2009 Salary Rate	$ Increase from 2008 Salary Rate
Mr. Rowland	$300,000	$10,000
Mr. Taylor	$165,000	$15,000
Mr. Hedges	$178,000	$5,000
Mr. McRae	$160,000	$15,000
Mr. LeFebvre	$145,000	$10,000

Increases were based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the individuals in their respective positions. The actual salaries paid to the named executive officers in 2009 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (“the Plan”), which is designed to reward the executives in increasing Company profitability and achieving individual accomplishments which create stockholder value.

Due to significant challenges facing banks in late 2008, the Compensation Committee chose to focus 2009 cash incentives on ensuring the Company met key risk management objectives to improve capital and maintain a strong balance sheet. To better meet these objectives, the plan used Uniform Bank Performance Report (“UBPR”) metrics instead of earnings per share as in the past.  The UBPR is a statistical report and analytical tool provided by the Federal Financial Institutions Examination Council (“FFIEC”). It was created for bank supervisory, examination and management purposes and compares various measures of earnings, liquidity, capital, asset and liability management, and growth management of banks of similar size.  For 2009, the plan used the following four key UBPR metrics reflecting liquidity, asset quality, efficiency and profitability:

UBPR Category	Incentive Metric
Liquidity	Core Deposits to Average Assets
Asset Quality	Non-Accrual Loans to Total Loans
Efficiency	Efficiency Ratio
Profitability	Return on Assets

The incentive formula was then based on the Bank’s performance for each metric relative to its UBPR peer group.  The Company is in peer group #3 which is comprised of all U.S. bank holding companies with assets between $1 billion and $3 billion. There were 285 banks included in this group as of September 30, 2009.

	Performance v. Peer Group	% of Cash Incentive Paid
Minimum:	65th percentile or below	None
Threshold:	65th – 79th percentile	50%
Budget:	80th – 90th percentile	60%
Superior:	90th percentile or above	100%

Lastly, the plan established two trigger points before any incentive would be paid:

•	Return on Assets of at least 75 basis points
•	Non-accrual Loans to Total Loans of less than 125 basis points.

The plan operated as follows:

•
At the beginning of 2009, the compensation committee determined the amount of cash incentive each named executive officer was entitled to receive as a percentage of his or her base salary in effect for 2009 based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the individuals in their respective positions. The percentage of salary payable as cash incentive was consistent with the amounts in each named executive officer’s employment agreement, except that the compensation committee determined that based on his level of duties and responsibilities Mr. LeFebvre should be eligible for the same incentive opportunity as the other executive officers (rather than the 25% of salary specified in his employment agreement). The compensation committee also determined the portion of the incentive opportunity that would be based on each of the four metrics for each named executive officer. The weighting of the metrics was determined primarily by the individual’s area of responsibility.

The amounts established for 2009 were as follows:

	% of Salary	Weighting of Incentive Metric
Executive	Payable as Cash Incentive	Core Deposits: Assets	Nonaccrual Loans: Total Loans	Efficiency Ratio	Return on Assets
Mr. Rowland	50%	25%	25%	25%	25%
Mr. Taylor	35%	25%	25%	25%	25%
Mr. Hedges	35%	15%	35%	25%	25%
Mr. McRae	35%	15%	35%	25%	25%
Mr. LeFebvre	35%	15%	15%	35%	35%

Operations of the Bank for 2009 resulted in Return on Assets of .90% and a Non-accrual Loans to Total Loans ratio of 1.82%. Because the second amount did not meet the trigger established by the plan no incentive compensation was paid for 2009 and no further analysis of the plan metrics was performed.

Equity Compensation

The compensation committee has granted long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.  From 1997 through 2004 the compensation committee paid selected named executive officers equity compensation in the form of stock options granted under the Company’s 1997 Stock Incentive Plan.  The compensation committee believes that the stock options served their intended purposes as the profitability of the Company and the value of the Company’s stock increased significantly during this period. The compensation committee did not issue any stock options during 2005 or 2006 because of the uncertainties surrounding the financial accounting treatment of options and the potential effect of new accounting rules. Those issues were resolved, and in 2007, the Board approved a new 2007 Stock Incentive Plan which was approved by stockholders at the Company’s 2007 annual meeting. The committee awarded stock options in 2007 and 2008.  Due to the financial performance of the Company during 2009, no options were awarded in 2009.

In those years that options were awarded, the compensation committee did not use a formulaic approach in determining the number of options granted to the executives, but took into account historic grants, Company performance and individual levels of responsibility. The number of options awarded to each executive was intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value.  All options have a 10 year term and vest ratably over a four year period.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan

The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2009 of $16,500, or $22,000 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $245,000 in 2009). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Supplemental Executive Retirement Plan

The Company provides supplemental retirement benefits to selected executives under its Supplemental Executive Retirement Plan (the “SERP”).  To date, the Company has only extended participation in the SERP to individuals designated as CEO, and the current CEO is the only active participant in the SERP.  The SERP, which is a non-qualified defined benefit pension plan, provides the CEO with an annual benefit of $50,000 payable to him or his beneficiary for 20 years following his retirement at age 65.  The benefit is reduced if he retires early.  (The Company maintains, and is the beneficiary of, a life insurance policy covering the CEO, which will continue past his retirement and could provide funding for this benefit.)  The SERP is described in greater detail in the “Pension Benefits” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment due to a reduction in base salary or a substantial diminution of his or her position or responsibilities, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Messrs. Rowland, Taylor and Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for 12 months (24 months for Mr. Taylor).  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company.  The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives.  Messrs. Rowland, Hedges, McRae and LeFebvre have Company-owned automobiles pursuant to their employment agreements. The determination as to whether a Company-owned car is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company also pays for annual country club membership dues for Messrs. Rowland, Hedges and LeFebvre.  Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contains an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments do not qualify as performance-based compensation.  Stock options granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

2009 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company (the “named executive officers”) during the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
		($)	($)(1)	($)(2)	($)		($)		($)
William S. Rowland Chairman, President & Chief Executive Officer	2009	310,385	0	0	52,252	(3)	14,700	(4)	379,878
	2008	287,133	7,900	60,900	47,820	(3)	15,642	(4)(5)	419,395
	2007	271,154	20,743	59,125	43,725	(3)	13,500	(4)(6)	408,247
Michael L. Taylor Executive Vice President & Chief Financial Officer	2009	169,615	0	0			10,542	(4)	180,157
	2008	149,000	6,878	22,050			10,177	(4)(5)	188,105
	2007	136,077	15,293	20,619			9,388	(4)(6)	181,377
John W. Hedges Executive Vice President	2009	184,269	0	0			11,529	(4)	198,204
	2008	170,940	6,878	27,248			12,104	(4)(5)	217,170
	2007	167,732	13,629	24,108			10,590	(4)(6)	215,712
Eric S. McRae Vice President	2009	164,762	0	0			9,419	(4)	176,231
	2008	143,621	6,878	10,150			10,023	(4)(5)	170,672
	2007	129,281	6,815	13,515			8,351	(4)(6)	157,962
Charles A. LeFebvre(7) Vice President	2009	149,423	0	939			9,726	(4)	155,787
	2008	135,000	7,089	31,483			10,762	(4)(5)	184,334
	2007	87,588	15,293	0			0	(4)(6)	102,881

(1) Option Awards.  The amounts in this column represent the aggregate grant date fair value of stock options granted during the years ended December 31, 2009, 2008 and 2007 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123 (R)). There were no options awarded during the year ended December 2009. See Note 15 to the consolidated financial statements in the Company’s 2009, 2008 and 2007 Forms 10-K for a description of the valuations.

(2) Non-Equity Incentive Plan Compensation.  Except for Mr. LeFebvre, all amounts in this column are based on performance in 2009, 2008 and 2007 and reflect the amounts actually paid in February 2010, 2009 and 2008, respectively, under the Company’s Incentive Compensation Plan.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of this Plan. For 2009, there was no incentive compensation paid in February 2010 to any officer of the Company. For Mr. LeFebvre, during 2008 $23,288 of this amount was paid under the Company’s Incentive Compensation Plan, and $8,195 was paid pursuant to the additional bonus arrangement in his employment agreement (i.e. 25% of the estimated first year revenues received from new trust and wealth management accounts established in 2008). During 2009, $939 was paid to Mr. LeFebvre pursuant to the bonus arrangement in his employment agreement.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The 2009 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2008 to December 31, 2009. The 2008 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2008 to December 31, 2007, and the 2007 amount reflects such increase from December 31, 2006 to December 31, 2007.

(4)  All Other Compensation.  These amounts represent the Company’s contributions to its 401(k) Plan during 2009 on behalf of each named executive officer. Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the All Other Compensation Table for 2009.

(5)  The 2008 amounts reported represent the Company’s contributions to its 401(k) plan on behalf of each named executive officer and amounts reported for use of a Company owned automobile of $2,541, $1,696, $1,091 and $2,980 for Messrs. Rowland, Hedges, McRae and LeFebvre, respectively.

(6) The 2007 amounts reported represent the Company’s contributions to its 401(k) plan on behalf of each named executive officer. Mr. LeFebvre joined the Company on April 20, 2007 and was therefore not eligible to participate in the Incentive Compensation Plan or the 401(k) plan until 2008. In 2007 amounts for personal use of a Company automobile were reported in the Salary column of the Summary Compensation Table.

(7) Named Executive Officer. Mr. LeFebvre joined the Company on April 20, 2007 and was therefore not eligible to participate in the Incentive Compensation Plan or the 401(k) plan until 2008.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Rowland:  The employment agreement with Mr. Rowland has a term through December 31, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's SERP that provides an annual retirement benefit of $50,000 upon retirement at age 65, (iv) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (v) use of a Company owned or leased automobile and payment of annual country club membership dues, and (vi) other benefits made available to Company executive or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor has a term through April 30, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Hedges:  The employment agreement with Mr. Hedges has a term through September 30, 2011 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. McRae: The employment agreement with Mr. McRae has a term through February 29, 2012 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and (v) other benefits made available to Company executive or management employees.

Mr. LeFebvre: The employment agreement with Mr. LeFebvre has a term through April 30, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) an annual bonus of up to 25% of base salary based upon the profitability of the Trust and Wealth Management Division, and a quarterly bonus equal to 25% of the estimated annual revenues the Company is likely to receive during the first year each new trust and wealth management relationship that he develops, (iii) participation in the Company’s Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company management employees.

Notwithstanding the provisions in the employment agreement regarding bonus, Mr. LeFebvre agreed to forego the annual bonus for 2007.  He also agreed to a bonus arrangement beginning in 2008 that included participation in the Incentive Compensation Plan at a 25% of salary level as well as continuation of the quarterly bonus of 25% of the estimated first year revenues the Company is likely to receive from each new trust and wealth management relationship that he develops.  Mr. LeFebvre’s employment agreement was amended in February 2008 to reflect this arrangement. In 2009, his participation in the Incentive Compensation Plan was increased to 35% of salary to be consistent with the opportunity of the other executive officers (other than the chief executive officer), although his employment agreement was not amended to reflect this increase.

First Retirement and Savings Plan (“401k plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a base contribution by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under non-equity incentive plans during the year ended December 31, 2009.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
William S. Rowland	75,000	90,000	150,000
Michael L. Taylor	28,875	34,650	57,750
John W. Hedges	31,150	37,380	62,300
Eric S. McRae	28,000	33,600	56,000
Charles A. LeFebvre	25,375	30,450	50,750
(2)	1,000	5,000	10,000

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2009, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in January, 2009.  No amounts were paid under the Company’s Incentive Compensation Plan for 2009, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Pursuant to his employment agreement, Mr. LeFebvre is also entitled to incentive payments equal to 25% of the estimated first-year revenues received from new trust and wealth management accounts established in the relevant year. The target amount of this payment is a representative amount based on the amount paid to him in 2008 under this component. The amount actually paid to him for 2009 ($939) is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Non-Equity Incentive Plan Compensation.  The Company maintains the Incentive Compensation Plan, which is a cash-based incentive plan designed in 2009 to reward executives for improving capital and maintaining a strong balance sheet.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to each grant of stock options outstanding as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

William S. Rowland	20,250	0		10.67	12/18/11
	18,000	0		12.11	12/16/12
	18,000	0		20.67	12/16/13
	18,000	0		27.33	12/14/14
	1,250	3,750	(1)	26.10	12/11/17
	0	4,000	(2)	23.00	12/16/18

Michael L. Taylor	3,797.375	0		10.67	12/18/11
	5,062.5	0		12.11	12/16/12
	5,062.5	0		20.67	12/16/13
	5,062.5	0		27.33	12/14/14
	750	2,250	(1)	26.10	12/11/17
	0	2,500	(2)	23.00	12/16/18

John W. Hedges	5,062.5	0		8.37	12/18/10
	5,062.5	0		10.67	12/18/11
	7,312.5	0		12.11	12/16/12
	7,312.5	0		20.67	12/16/13
	7,312.5	0		27.33	12/14/14
	750	2,250	(1)	26.10	12/11/17
	0	2,500	(2)	23.00	12/16/18

Eric S. McRae	843.75	0		12.11	12/16/12
	3,375	0		20.67	12/16/13
	3,375	0		27.33	12/14/14
	375	1,125	(1)	26.10	12/11/17
	0	2,500	(2)	23.00	12/16/18

Charles A. LeFebvre	750	2,250	(1)	26.10	12/11/17
	0	2,500	(2)	23.00	12/16/18

(1) One-fourth of these options became fully exercisable on January 1, 2009, one-fourth become fully exercisable on January 1, 2010, one-fourth become fully exercisable on January 1, 2011 and one-fourth become fully exercisable on January 1, 2012.

(2) One-fourth of these options become fully exercisable on January 1, 2010, one-fourth become fully exercisable on January 1, 2011, one-fourth become fully exercisable on January 1, 2012 and one-fourth become fully exercisable on January 1, 2013.

OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options during 2009 by each named executive officer and the amount realized upon such exercise.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)
William S. Rowland	0	0
Michael L. Taylor	1,266	11,561
John W. Hedges	6,750	55,215
Eric S. McRae	0	0
Charles A. LeFebvre	0	0

(1) Represents the difference between the closing market price of the common stock at the date of exercise and the option exercise price, multiplied by the number of shares covered by the options exercised.

PENSION BENEFITS

This table sets forth information relating to the defined benefit pension benefits provided under the Company’s SERP.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
William S. Rowland	SERP	19	(1)	485,311	(2)	0

(1)
The number of years of service credited to Mr. Rowland under the SERP, computed as of December 31, 2009, which is the same measurement date used for financial statement reporting purposes in the Company’s 2009 Form 10-K.

(2)
The actuarial present value of Mr. Rowland’s accumulated benefits under the SERP, computed as of the same December 31, 2009 measurement date used for financial statement reporting purposes in the Company’s 2009 Form 10-K.  This number amount represents the present value of receiving $47,500 per year (his current accrued benefit) for 20 years, beginning in March 2012 when Mr. Rowland attains age 65 and is entitled to begin receiving unreduced benefits.  A discount rate of 6% was used to determine the present value.

The SERP is a non-qualified pension plan that provides benefits to senior management employees recommended by the President of the Company and designated by the compensation committee.  Mr. Rowland is the only employee who is currently eligible to participate in the SERP.  The SERP provides for Mr. Rowland to receive an annual benefit of $50,000 (payable in monthly installments) for a 20-year period following his termination of employment at age 65.  The benefit accrues at a rate of 5% per year beginning with Mr. Rowland’s date of hire, with a fully accrued benefit at age 63.  As of December 31, 2009, Mr. Rowland had accrued a SERP benefit equal to $47,500 per year.

Mr. Rowland can elect to receive the portion of his SERP benefit accrued prior to 2005 following his termination of employment and prior to age 65, in which case the accrued benefit will be reduced by 0.0083% for each month the benefit is paid prior to age 65.  Mr. Rowland can also elect to defer payment of his entire benefit past retirement at age 65 or to have the benefit paid in a lump sum instead of monthly installments.  Any elections must be made in accordance with the terms of the SERP.

In the event of Mr. Rowland’s disability (as defined in the Plan), the full accrued benefit of $50,000 per year will be paid for 20 years to Mr. Rowland, beginning at age 65.  In the event of Mr. Rowland’s death, benefits will be paid to a designated beneficiary as described in the SERP.  Upon termination of the SERP, Mr. Rowland’s full accrued benefit will be paid to him, in accordance with the distribution provisions of the SERP as discussed above.

The SERP contains provisions whereby Mr. Rowland forfeits any right to benefits if he is terminated for “cause” (as defined in the SERP), if during employment or the two-year period following employment he engages in competition with the Company or interferes with business relationships of the Company, or if he discloses confidential information about the Company.

NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2009 under the Company’s Deferred Compensation Plan (“DCP”).

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)(1)	($)	($)(2)	($)	($)(3)
William S. Rowland	0	0	(27,608)	0	113,214
Michael L. Taylor	0	0	0	0	0
John W. Hedges	6,812	0	(22,798)	0	100,651
Eric S. McRae	8,221	0	16	0	8,237
Charles A. LeFebvre	11,728	0	(2,298)	0	21,602

(1)
The contributions by Mr. Hedges and Mr. LeFebvre were included in the Summary Compensation Table for 2008 because it is a deferral of a bonus earned for 2008 and paid in 2009. The contribution by Mr. McRae is included in the Summary Compensation Table in the proxy statement because it is a deferral of salary paid for 2009.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Rowland:  $59,847 (includes earnings and losses and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Hedges:  $5,405 (includes earnings and losses that were not previously reported in the Summary Compensation Table); Mr. LeFebvre: $(3,628) (includes losses that were not previously reported in the Summary Compensation Table); Mr. McRae: $16 (includes earnings that were not previously reported in the Summary Compensation Table).

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the executive as soon as practicable after the date they would otherwise have been paid to the executive.  Such amounts are invested in the Northern Institutional Prime Obligation Fund #887 until the next quarterly window trading period established by the Company, at which point each executive’s account balance is invested in shares of common stock of the Company.  Dividends paid on common stock are credited to the executive’s DCP account and invested in additional shares.  The Northern Institutional Prime Obligation Fund #887 had an annual return for 2009 of .17%.  The Company’s common stock had an annual return for 2009 of -19.5%.

An executive is 100% vested in his or her DCP account at all times.  An executive’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the executive terminates employment, provided that the Board in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An executive may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of an executive, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each executive’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers include the following:

•	If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company has not occurred), the executive is entitled to the following:

(i)	Continued payment of the executive’s then current base salary for 12 months.

(ii)
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2007 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment because of a decrease in his or her then current salary or a substantial diminution in his or her position and responsibilities, the executive is entitled to the following:

(i)	For Messrs. Rowland, Taylor and Hedges, payment equal to two times the executive’s then current base annual salary. For Messrs. McRae and LeFebvre, continued salary for one year.

(ii)	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

(iii)
Continued coverage of the executive under the Company’s health plan for the first 12 months (the first 24 months for Mr. Taylor) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Rowland or Mr. Hedges).  The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect for two years following the executive’s termination of employment or the end of the term of the agreement (or one year for named executive officers other than Mr. Rowland or Mr. Hedges).

2007 Stock Incentive Plan

The Company’s 2007 Stock Incentive Plan provides that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for three months following termination, and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination.  The Plan also provides that upon a Change in Control of the Company (as defined in the Plan), all outstanding awards will become fully vested and exercisable.

2009 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company occurred and the executives subsequently become eligible for benefits following a termination of employment on December 31, 2009.

Change in Control
Name:	William S. Rowland	Michael L. Taylor	John W. Hedges	Eric S. McRae	Charles A. LeFebvre
Base Salary:	$600,000	$330,000	$356,000	$160,000	$145,000
Incentive Compensation(1):	$60,900	$22,050	$27,248	$10,150	$31,483
Continued Health Coverage(2):	$3,429	$6,858	$3,429	$3,429	$3,429
Value of Vesting of Unvested Stock Options(3):	$0	$0	$0	$0	$0

No Change in Control
One Time Base Salary:	$300,000	$165,000	$178,000	$160,000	$145,000
Continued Health Coverage(4)	$3,429	$3,429	$3,429	$3,429	$3,429

(1)	Represents an amount equal to incentive compensation earned by or paid to executive in preceding year (paid February 20, 2009).

            (2) Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
The value of the options that vest upon a change in control occurring on December 31, 2009 is based on the difference between the applicable exercise price and the closing market price of the common stock on December 31, 2009 ($17.50). As of December 31, 2009, none of the unvested options had an exercise price lower than $17.50.

            (4) Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $3,750 quarterly retainer for the first two calendar quarters and a $4,000 quarterly retainer for the last two calendar quarters for their services in 2009.  Directors of the Company were not granted any form of stock-based compensation in 2009.  Non-employee directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums.

Audit committee members received $500 for each audit committee meeting attended in 2009.  The audit committee chairman also received a $2,000 annual retainer.  The audit committee financial expert also received a $1,500 annual retainer in 2009.

Compensation committee members received $250 for each compensation committee meeting attended in 2009 and the compensation committee chairman also received a $1,000 annual retainer.

Non-employee directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services in 2009.  Non-employee directors who also served on the board of directors of Data Services or Checkley each received $250 per meeting attended in 2009 (there were no meetings of the Checkley board during 2009).

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2009.

	Fees Earned Or Paid in Cash ($)		Option Awards ($)(9)	All Other Compensation ($)(10)	Total ($)
Charles A. Adams	24,750	(1)	0	0	24,750
Kenneth R. Diepholz	25,500	(2)	0	3,909	29,409
Joseph R. Dively	24,000	(3)	0	0	24,000
Steven L. Grissom	27,000	(4)	0	0	27,000
Benjamin I. Lumpkin	24,500	(5)	0	0	24,500
Gary W. Melvin	24,500	(6)	0	0	24,500
Sara Jane Preston	24,500	(7)	0	0	24,500
Ray Anthony Sparks	26,750	(8)	0	3,909	30,659

(1) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $15,500, $6,000, $750 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively.

(2) This amount represents the compensation earned for service as a director of the Company and the Bank, Data Services and Checkley of $15,500, $6,000, $500 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively, and for serving as the compensation committee chairman of $1,000.

(3) This amount represents the compensation earned for serving as a director of the Company and the Bank, Data Services and Checkley of $15,500, $6,000, $500 and $0 respectively, and for serving as a member of the audit committee and the compensation committee of $1,500 and $500, respectively.

(4) This amount represents the compensation earned for serving as a director of the Company and the Bank, Data Services and Checkley of $15,500, $6,000, $500 and $0 respectively, for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively, and for serving as the audit committee financial expert of $1,500.  Mr. Grissom also received $100 per meeting attended as a member of the trust investment committee.  He received a total of $1,000 for attending 10 of the 12 meetings held in 2009.

(5) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $15,500, $6,000, $500 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively.

(6) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $15,500, $6,000, $500 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively.

(7) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $15,500, $6,000, $500 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively.

(8) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services, and Checkley of $15,500, $6,000, $750 and $0, respectively, for serving as a member of the audit committee and the compensation committee of $2,000 and $500, respectively, and for serving as the audit committee chairman of $2,000.

(9)  No options were granted to non-employee directors in 2009.  All outstanding options are vested.  The number of options held by each non-employee director is contained in the footnotes to the stock ownership table on page 2 of this proxy statement.

(10) Represents the premiums for health insurance paid by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which are generally in writing and which include the Code of Ethics for Senior Financial Management and the Code of Conduct for all employees, annual questionnaires completed by all Company directors and executive officers, and regulatory compliance requirements (including Regulation O, which restricts loans by the Bank to directors, executive officers, principal stockholders and their affiliates and requires approval by the Board of Directors of the Bank for certain such loans), identify to the Company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules.  Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Board of Directors of the Company or the Bank, or the appropriate committee of the Board of Directors, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company.  In addition, it is the practice of the Board of Directors of the Company, although not part of a written policy, to review each of the transactions specifically disclosed as a related person transaction in connection with its review of the proxy statement for the annual meeting of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.  All of the transactions described below were considered and approved or ratified by the Board of Directors of the Company or the Bank, or the appropriate committee of the Board.

Kenneth R. Diepholz, a director of the Company and the Bank, and entities in which he has ownership interest, Diepholz Auto Group and Ken Diepholz Chevrolet, Inc, had extensions of credit from the Bank during 2009. Benjamin I. Lumpkin, a director of the Company and the Bank, has a greater than 10% interest in Agracel Inc., the managing member of Theater Building, LLC, an entity with an extension of credit from the Bank during 2009. Additionally, Richard A. Lumpkin, the father of Benjamin I. Lumpkin and a holder of a greater than 5% beneficial interest in the Company’s outstanding common stock, has an ownership interest in Agracel, Inc.

The table below shows, for these loans or groups of loans, the amount outstanding at February 1, 2010, the largest amount outstanding during the period from January 1, 2009 to February 1, 2010, the amount of principal paid from January 1, 2009 through February 1, 2010, the amount of interest paid during that period, and the rate of interest payable as of February 1, 2010.

Name of Individual or Entity	Amount Outstanding at February 1, 2010	Largest Amount Outstanding since January 1, 2009	Amount of Principal Paid from January 1, 2009 through February 1, 2010	Amount of Interest Paid from January 1, 2009 through February 1, 2010	Rate of Interest Payable as of February 1, 2010
Diepholz Auto Group(1)	$130,674.59	$140,677.31	$9,992.72	$1,207.28	5.00%
Ken Diepholz Chevrolet, Inc.(1)	$1,565,200.00	$1,946,760.00	$7,973,210.00	$72,654.57	5.00%
Theatre Building LLC	$688,097.60	$693,041.15	$4,943.55	$41,071.00	5.00%

(1)      This is a revolving loan facility.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had other extensions of credit from the Bank during 2009.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2009, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company in the amount of $455,906.  With regard to Consolidated Communications Holdings, Inc., Mr. Grissom has an indirect beneficial ownership, as co-trustee of certain trusts, of 5.0% of its outstanding voting stock, and Mr. Dively is Senior Vice President and beneficial owner of less than 1% of its outstanding voting stock. Additionally, Mr. Benjamin Lumpkin’s father, Richard A. Lumpkin, is Chairman of the Board of Directors of Consolidated Communications Holdings and also may be deemed to have beneficial ownership of approximately 14.2% of Consolidated Communications Holdings’ outstanding voting stock.

Additionally, in 2009, the Company sold Preferred Stock, offered at $5,000 per share, in a private placement offering.  Purchasers of the Company’s Preferred Stock included directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest. In addition to those sales of Preferred Stock disclosed in the table and footnotes thereto under “Voting Securities and Principal Holders Thereof,” the Company also sold Preferred Stock to the following related parties:

Name of Individual or Entity and Relation to the Company	Shares of Preferred Stock Purchased
Holly Bailey, daughter of director Mr. Adams	200
Alex Melvin, son of director Mr. Melvin	200
David Melvin, son of director Mr. Melvin	200
Laura A. Voyles, daughter of director Mr. Melvin	200
Debra A. Sparks, spouse of director Mr. Sparks	30
Elizabeth Celio, daughter of Mr. Richard Lumpkin and sister of Mr. Benjamin Lumpkin	150

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 18, 2010.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

    BY ORDER OF THE BOARD OF DIRECTORS

William S. Rowland
Chairman and Chief Executive Officer

    Mattoon, Illinois
    March 18, 2010

PROXY CARD